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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


CONTACTS:  Tom Barrows                        Michael Irving
           Investor Relations                 Investor Relations
           Pacific Aerospace & Electronics    Madison & Wall Worldwide
           (509) 667-9600                     (407) 682-2001

     PACIFIC AEROSPACE & ELECTRONICS, INC. TO APPEAL NASDAQ DETERMINATION

WENATCHEE, WA - March 23, 2001 - Pacific Aerospace & Electronics, Inc. (Nasdaq:
PCTH), a diversified manufacturing company specializing in metal and ceramic components and assemblies, announced today that on March 22, 2001 it received a determination letter from staff of the Nasdaq Stock Market indicating that, absent a successful appeal by the Company, the Company's common stock will be removed from listing on the Nasdaq National Market. The determination was based on the failure of the Company's common stock to comply with Nasdaq Marketplace Rule 4450(a)(5), which requires listed stock to maintain a minimum bid price of $1.00. The Company's common stock has traded below $1.00 since November 7, 2000.

The Company intends to request an oral hearing before a Nasdaq Listing Qualifications Panel to appeal the staff determination. Although there can be no assurance that the panel will grant the Company's request for continued listing, the Company will have the opportunity to present arguments at the hearing. Nasdaq has advised the Company that, pending completion of the appeal process, the Company's common stock will continue to be listed on the Nasdaq National Market.

If the Company's common stock were delisted, it would most likely trade on the electronic bulletin board, rather than on either the Nasdaq National Market or Small Cap Market.

Pacific Aerospace & Electronics, Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 1,000 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.